Exhibit 99.2

Contact:

Charles Butler

Director

Corporate Communications

Exelixis, Inc.

650 837 7277

cbutler@exelixis.com

EXELIXIS SUSPENDS ENROLLMENT OF NEW PATIENTS IN XL999

PHASE II CLINICAL TRIAL PROGRAM

SOUTH SAN FRANCISCO, Calif. - November 2, 2006 - Exelixis, Inc. (Nasdaq: EXEL) today announced that it has suspended enrollment of new patients in the XL999 clinical trial program until further data have been collected and analyzed. The company currently anticipates that it will incur a delay in the clinical program for XL999 of between two weeks and three months. Exelixis suspended enrollment after a preliminary review of patient data relating to cardiovascular adverse events for the month of October. Through the end of September, 117 patients had been dosed with XL999, of whom 12 (10.3%) experienced serious adverse cardiovascular events. However, 4 of the 14 patients enrolled during October also experienced such events, which raised a concern with the company’s internal safety monitoring committee. The company therefore decided to suspend enrollment of new patients pending further review of the data. Because 115 of the 131 subjects enrolled in the XL999 clinical program to date have received repeated doses of XL999 (every week or every other week) ranging from 2 doses (2 weeks) to 53 doses (approximately 2 years) with no reported cardiac toxicities, the company has elected to allow patients already enrolled to continue to receive XL999.

“The apparent increase in the frequency of cardiovascular events during October concerns us,” said George A. Scangos, PhD, president and chief executive officer of Exelixis. “These are recent observations, and we are in the process of collecting and analyzing all of the relevant primary data. Our primary responsibility is the safety of the patients in the trial, and so we are suspending the enrollment of new patients until we have had a chance to analyze the data. Since all but one of the events occurred on first administration of XL999, we are continuing to treat those patients presently enrolled in the trial. We will of course keep you informed as we go forward analyzing the data.”

Conference Call and Webcast

Exelixis’ management will discuss recent developments involving the XL999 clinical trial program and the company’s third quarter 2006 financial results as well as general business updates during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Thursday, November 2, 2006. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in Phase III (XL119, exclusively out-licensed to Helsinn Healthcare S.A), Phase II, and Phase I clinical development for cancer and renal disease. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Bristol-Myers Squibb Company, Genentech, Wyeth Pharmaceuticals and Sankyo. For more information, please visit the company’s web site at ww.exelixis.com.

This press release contains forward-looking statements, including, without limitation, statements related to the anticipated two-week to three-month delay with respect to the clinical program for XL999 and the general clinical development plans for XL999. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” ”slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the potential failure to resume enrollment in the XL999 trial in a timely manner; the potential failure of product candidates to demonstrate safety and efficacy in clinical testing, which could prevent or significantly delay regulatory approval; negative or inconclusive clinical trial results may require Exelixis to conduct further testing, to modify clinical trial protocols or to abandon trials; patient enrollment in the company’s clinical trials may be lower than anticipated, resulting in the delay or cancellation of clinical testing; regulators or institutional review boards may not authorize, delay, suspend or terminate clinical trials for various reasons, including their determination that patients are being exposed to unacceptable health risk; the degree of market acceptance of any of the company’s products in light of clinical trial results; the company’s ability to achieve milestone payments under its collaboration agreements; the ability to conduct clinical trials sufficient to achieve a positive completion; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in our quarterly report on Form 10-Q for the quarter ended June 30, 2006 and other filings with the Securities and Exchange Commission. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.